Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2022

Demand Drives Record Bookings and Backlog, Company Expects
to Exceed Revenue of $850 Million in 2022

BEVERLY, Mass. — May 4, 2022—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the first quarter 2022.

Highlights for the first quarter are as follows:

●	The Company reported first quarter revenue of $203.6 million, compared to $205.7 million for the fourth quarter of 2021.

●	Operating profit for the quarter was $48.9 million, compared to $46.6 million for the fourth quarter.

●	Net income for the quarter was $41.6 million, or $1.22 per diluted share, compared to $35.7 million, or $1.05 per diluted share.

●	Gross margin for the quarter was 44.1%, compared to 43.5% in the fourth quarter.

●	Record systems backlog of $625.1 million and bookings of $315.5 million.

●	Cash, cash equivalents and restricted cash were $297.9 million on March 31, 2022, compared to $295.7 million on December 31, 2021. This is net of $20.0 million of repurchased shares in the quarter from a newly authorized $100 million share repurchase program.

President and CEO Mary Puma commented, “As a result of significant demand and our strong execution, Axcelis delivered exceptional first quarter financial performance well above our guidance. The industry is in the strongest cycle ever seen and continues to be driven by 5G, big data and the electrification of the automotive industry. We have record bookings and backlog and the Purion product family continues to gain share, especially in the high growth power market.”

Executive Vice President and Chief Financial Officer Kevin Brewer said, “It is an exciting time for Axcelis with solid growth in the industry and solid customer demand for our products. The Company is on track to exceed $850 million in revenue one year ahead of previous expectations, despite a challenging supply chain and logistics environment. These challenges will impact gross margins in the near term, but we continue to make solid progress on margin improvement initiatives.”

Business Outlook

For the second quarter ending June 30, 2022, Axcelis expects revenues of $205-215 million. Gross margin in the second quarter is expected to be approximately 41%. Second quarter operating profit is forecast to be approximately $41 million with earnings per diluted share of approximately $1.00. The Company also expects to achieve revenue of greater than $850 million in 2022.

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First Quarter 2022 Conference Call

The Company will host a call to discuss the results for the first quarter 2022 on Thursday, May 5, 2022 at 8:30 a.m. ET. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis' website at www.axcelis.com. If you would like to ask a question, the dial in number is 866.374.5140 (404.400.0571 outside North America). Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and Conference ID: 80711508#. Please dial in at least 15 minutes in advance to ensure a timely connection to the call. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

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Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

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Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 31,
	2022	2021
Revenue:
Product	$196,531	$126,609
Services	7,064	6,167
Total revenue	203,595	132,776
Cost of revenue:
Product	107,642	70,334
Services	6,187	6,007
Total cost of revenue	113,829	76,341
Gross profit	89,766	56,435
Operating expenses:
Research and development	16,973	15,685
Sales and marketing	11,291	10,387
General and administrative	12,579	10,013
Total operating expenses	40,843	36,085
Income from operations	48,923	20,350
Other (expense) income:
Interest income	95	33
Interest expense	(1,518)	(1,029)
Other, net	(1,617)	(1,153)
Total other expense	(3,040)	(2,149)
Income before income taxes	45,883	18,201
Income tax provision	4,269	1,721
Net income	$41,614	$16,480
Net income per share:
Basic	$1.25	$0.49
Diluted	$1.22	$0.48
Shares used in computing net income per share:
Basic weighted average common shares	33,245	33,715
Diluted weighted average common shares	33,974	34,643

News Release

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	March 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$297,141	$294,923
Accounts receivable, net	118,987	104,410
Inventories, net	203,838	194,984
Prepaid expenses and other current assets	28,740	24,929
Total current assets	648,706	619,246
Property, plant and equipment, net	35,500	34,972
Operating lease assets	9,403	9,242
Finance lease assets, net	18,914	19,238
Long-term restricted cash	755	757
Deferred income taxes	36,226	35,454
Other assets	32,692	34,331
Total assets	$782,196	$753,240
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$50,759	$38,025
Accrued compensation	10,538	30,732
Warranty	7,203	6,424
Income taxes	1,734	887
Deferred revenue	60,477	60,454
Current portion of finance lease obligation	1,039	979
Other current liabilities	15,747	12,639
Total current liabilities	147,497	150,140
Long-term finance lease obligation	46,128	46,415
Long-term deferred revenue	14,363	7,982
Other long-term liabilities	14,935	9,744
Total liabilities	222,923	214,281

Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 33,064 shares issued and outstanding at March 31, 2022; 33,240 shares issued and outstanding at December 31, 2021	33	33
Additional paid-in capital	554,633	559,883
Retained earnings (accumulated deficit)	4,019	(22,722)
Accumulated other comprehensive income	588	1,765
Total stockholders’ equity	559,273	538,959
Total liabilities and stockholders’ equity	$782,196	$753,240